EXHIBIT 3(ii)

                         BYLAWS

            NORFOLK SOUTHERN RAILWAY COMPANY



                  ADOPTED JUNE 18, 1894
                AMENDED DECEMBER 31, 1990
                  AMENDED MARCH 3, 1993
                 AMENDED MARCH 21, 2000



                         BYLAWS

                           OF

              NORFOLK SOUTHERN RAILWAY COMPANY

                        ARTICLE I

                      STOCKHOLDERS

      SECTION 1. Annual Meeting. The annual meeting of the Stockholders shall be held at the principal office of the Company in the City of Richmond, Virginia, unless some other place is fixed by the Board of Directors and stated in the notice, on the fourth Tuesday in May of each year or on any such other date as may be fixed by the Board of Directors and stated in the notice, at the hour stated in the notice of the meeting.

     SECTION 2. Special Meeting. A special meeting of the Stockholders shall be held at the principal office of the Company in the City of Richmond unless some other place is stated in the notice, on a day and at the hour stated in the notice of the meeting.

     SECTION 3. Adjournment. If the holders of the amount of capital stock necessary to constitute a quorum shall fail to attend in person or by proxy the annual or a special meeting of the Stockholders at the time and place of such meeting, as hereinbefore provided, a majority in interest of the Stockholders present in person or by proxy may from time to time adjourn the meeting without notice other than by announcement at the meeting, until holders of the amount of stock requisite to constitute a quorum shall attend.
At any such adjourned meeting at which a quorum shall be present any business may be transacted that might have been transacted at the original meeting had a quorum been present.

     SECTION 4. Organization. The Chief Executive Officer, or in his absence any Executive Officer, shall call meetings of the Stockholders to order and shall act as presiding officer thereof.
In the absence of all of such officers, any Stockholder, or the duly appointed proxy of any Stockholder, may call the meeting to order and a presiding officer shall be elected.

     The Secretary of the Company, or in his absence an Assistant
Secretary, shall act as secretary at all meetings of the Stockholders; but in the absence of the Secretary and all of the Assistant
Secretaries at any meeting of the Stockholders the presiding officer may appoint any person to act as secretary of the meeting.

     SECTION 5. Voting. At meetings of the Stockholders the votes for Directors and, upon demand of any Stockholder, the votes upon any question before the meeting shall be by ballot.

     SECTION 6. Inspector(s). At each meeting of the Stockholders the polls shall be opened and closed, the proxies and ballots shall be received and be taken in charge, and all questions touching the qualification of voters and the validity of proxies, and the acceptance or rejection of votes, shall be decided by one or more Inspectors.
Such Inspector(s) shall be appointed by the Board of Directors or the Chief Executive Officer before or at the meeting, or if no such appointment shall have been made, then by the presiding officer at the meeting. If for any reason any Inspector(s) previously appointed shall fail to attend, or shall refuse or be unable to serve, an Inspector in place of any so failing to attend or refusing or unable to serve may be appointed by the presiding officer at the meeting.

     As soon as may be after the polls are closed, the Inspector(s) shall make and subscribe, and shall report to the meeting, a certificate of the result of the election, which shall be entered at large on the records; and thereupon each person elected shall be notified by the Secretary of his election.

                            ARTICLE II

                       BOARD OF DIRECTORS

	SECTION 1. Number. The Board of Directors shall consist of four members.

	SECTION 2. Meetings. Meetings of the Board of Directors shall be held at places, days and times fixed by resolution of the Board or upon the call of the Chief Executive Officer or one-third of the Directors then in office. Notice of all meetings shall be given by the Secretary to each Director by mailing the same at least three days before the meeting to his residence or business address or by delivering the same to him or by telephoning or telegraphing the same to him at least one day before the meeting. Any such notice shall contain the place, day and time of the meeting. Such notice may be waived by any Director. Meetings may be held without notice if all of the Directors are present or those not present waive notice before or after the meeting.

     SECTION 3. Presiding Officer; Adjournment. At all meetings of the Board of Directors the Chief Executive Officer, or in his absence one of the Directors chosen by the members of the Board in attendance, shall preside.

     If at any meeting of the Board less than a quorum shall be present, a majority of those present may adjourn the meeting from time to time.

     SECTION 4. Indemnification of Directors and Officers. The Company shall indemnify each Director or officer from and against any and all judgments, fines, penalties and claims (including settlements and expenses attendant upon each) imposed upon or asserted against him by reason of being or having been such Director or officer, other than when the determination shall have been made judicially, or in the manner hereinafter provided, that he was guilty of gross negligence or willful misconduct. The indemnification shall be made only if the Company shall be advised by the Board of Directors, or in case any of the persons involved shall then be a Director of the Company, by independent counsel to be appointed by the Board of Directors, that in their or his opinion such Director or officer was not guilty of gross negligence or willful misconduct in the performance of his duty, and, in the event of a settlement, that such settlement was, or if still to be made, would be, in the best interests of the Company. If the determination is to be made by the Board of Directors, it may rely, as to all questions of law, on the advice of independent counsel. Every reference herein to Director or officer shall include every Director or officer or former Director or officer of the Company and every person who may have served at its request as Director or officer of another corporation in which the Company owns shares of capital stock or of which it is a creditor and in all such cases, his executors and administrators.

     The indemnification shall apply as to all matters whenever arising except any litigation pending on or before May 21, 1957. The right of indemnification herein provided shall be in addition to any and all rights to which any Director or officer might otherwise be entitled and the provisions hereof shall neither impair nor adversely affect such rights.

     SECTION 5. Annual Report. The Board of Directors shall make a report to the Stockholders at their annual meeting.

                         ARTICLE III

                       BOARD COMMITTEES

     The Board of Directors, by resolution adopted by a majority of the number of Directors fixed by the Bylaws, may establish or authorize an Executive Committee which shall have the powers and authority provided for in such resolution. The Executive Committee shall consist solely of Directors and shall have no less than two members.

     The Board of Directors, by resolution adopted by a majority of the Directors present at a meeting at which a quorum is present, may establish or authorize committees other than the Executive
Committee, which shall have the powers and authority provided for in such resolution. Each such committee shall consist solely of Directors and shall have no less than two members.

                           ARTICLE IV

                     OFFICERS AND AGENTS

     SECTION 1. Executive Officers. The Executive Officers of the Company shall be a President, one or more Vice Presidents, a Secretary and a Treasurer, all of whom shall be elected by the Board of Directors for such periods severally and respectively as the Board may determine. The same person may hold two or more offices, except the offices of President and Secretary, but no such person may execute any instrument in more than one capacity. The President shall be the Chief Executive Officer.

     The Board of Directors may appoint such other officers as it shall deem necessary, who shall have such authority and shall perform such duties as from time to time may be prescribed by the Board of Directors.

     The Board of Directors may leave unfilled any offices except those of President, Secretary and Treasurer.

     The salaries of all officers elected by the Board of Directors, other than the Secretary and the Treasurer, shall be fixed by the Board of Directors.

     All officers, agents and employees, other than officers elected or appointed by the Board, shall hold office at the discretion of the Chief Executive Officer or of the officer appointing them.

     SECTION 2. Voting of Securities Held. Unless otherwise provided by vote of the Board of Directors, any Executive Officer may from time to time appoint an attorney or attorneys or agents of the Company to cast the votes which the Company may be entitled to cast as a stockholder or otherwise in any other corporation, any of whose stock or other securities may be held by the Company, at meetings of the holders of the stock or other securities of such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed on behalf of the Company such written proxies, consents, waivers or other instruments as he may deem necessary or proper in the premises; or any Executive Officer may himself attend any meeting of the holders of stock or other securities of such other corporation and thereat vote or exercise any powers of the Company as the holder of such stock or other securities of such other corporation.

     SECTION 3. Powers and Duties of the Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the Stockholders and of the Board of Directors at which he is present.

     He shall have general charge, control and supervision of all the business and affairs of the Company, and over all its officers, agents and employees. Except when these Bylaws otherwise provide, or the Board shall otherwise direct, all officers and heads of departments of the Company shall be appointed by him and subject to removal by him.

     Unless otherwise specifically provided in these Bylaws or by direction of the Board of Directors, the Chief Executive Officer or, at his direction, any officer, employee or agent of the corporation designated by him, may sign and execute all representations, securities, conveyances of real and personal property, leases, licenses, releases, contracts and other obligations and instruments in the name of the corporation.

      SECTION 4. Vice Presidents. The Chief Executive Officer shall be assisted by one or more Vice Presidents, who severally and respectively shall possess and may exercise such authority and perform such duties as from time to time may be designated by the Board or by the Chief Executive Officer. In the absence of the Chief Executive Officer, or in the event of his death, inability or refusal to act, the Executive Officer designated by the Chief Executive Officer or the Board shall perform the duties of the Chief Executive Officer, and, when so acting, shall have the powers of and be subject to all the restrictions upon the Chief Executive Officer.

	SECTION 5. The Secretary. The Secretary shall attend all meetings of the Board of Directors, Stockholders and Executive Committee, and record the minutes of their proceedings, of which record he shall be the custodian. He shall give notice of meetings of the Board and the Executive Committee. He shall take charge of all reports, resolutions and papers after they shall be acted upon by or submitted to the Board, and also of all letters and papers pertaining thereto. He shall be the custodian of the seal of the Company and it shall be his duty to affix the same to all such paper instruments as the Board, the Chief Executive Officer, or any officer designated by the Chief Executive Officer pursuant to the third paragraph of ARTICLE IV, SECTION 3, of these Bylaws may direct, or to allow any such officer so to affix it.

     The Directors may appoint one or more Assistant Secretaries to perform or assist in the performance of the above duties.

     SECTION 6. The Treasurer. The Treasurer shall receive and, when duly authorized, disburse all moneys belonging or coming to the Company and keep regular, full and true accounts of all receipts and disbursements.

     The moneys and securities of the Company shall be kept in such bank or banks, or other depositary or depositaries, as the Board of Directors or the Chief Executive Officer may from time to time direct.

     The Treasurer and all other officers and agents who shall receive or disburse moneys, or have custody of moneys or securities, shall give bonds, with sureties approved by the Board of Directors or by the Chief Executive Officer, for the faithful discharge of their duties, and for the safekeeping and due delivery of the moneys, securities and other property of the Company committed to them or that shall come to their hands.

     The Directors may appoint one or more Assistant Treasurers to perform or assist in the performance of the above duties.

                              ARTICLE V

                        CAPITAL STOCK, SEAL

     SECTION 1. Certificates of Shares. Each Stockholder shall be entitled to a certificate or certificates of stock in such form or forms as may be approved by the Board of Directors and signed by the Chief Executive Officer or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer. Such signatures may be facsimile to the extent permitted by law.

     In case of loss, mutilation or destruction of a certificate of stock, a duplicate certificate may be issued upon such terms as the Board of Directors may prescribe.

     SECTION 2. Transfer of Shares. Shares of the capital stock of the Company shall be transferred on the books of the Company only by the holder thereof in person, or by his attorney, upon surrender and cancellation of certificates for a like number of shares.

     SECTION 3.  Transfer Agents and Registrars.  The Board of
Directors may appoint one or more Transfer Agents and one or more
Registrars, and may require all stock certificates to bear the signature of any such Transfer Agent or of any such Registrar.

     SECTION 4. Corporate Seal. The seal of the Company shall be a flat-faced circular die, of which there may be any number of counterparts, on which shall be engraved (a) the word "SEAL," (b) the name of the Company as it appears in the documents at that time comprising the Company's most recent Articles (or Restated Articles) of Incorporation and (c) the year of incorporation.